Exhibit 99.1

Donnelley Financial Solutions Appoints Juliet S. Ellis to Board of Directors

CHICAGO—(BUSINESS WIRE)—Donnelley Financial Solutions (NYSE: DFIN), a leading provider of risk and compliance solutions, today announced the appointment of Juliet S. Ellis, chief investment officer of US Growth Equities for Invesco, Inc., to its board of directors effective Oct. 11, 2018. Ellis will stand for election at the company’s 2019 annual meeting and will serve on the board’s audit committee.

“We are pleased to welcome Juliet as a new independent director to the Donnelley Financial Board,” said Richard L. Crandall, chairman of the board. “As a highly regarded investment professional with more than 35 years of experience spanning multiple asset classes and industries, Juliet will bring critical insights to our board as we continue to execute on our business plan to drive growth and enhance shareholder value.”

Ellis, 59, brings significant expertise in the investment management industry. She has a long-term track record as a lead investment manager and brings successful financial leadership in providing risk management and investment oversight for strategies spanning asset classes and industries. She has spent almost 15 years at Invesco and, as chief investment officer of US Growth Equities, she oversees the allocation and management of over $30 billion in assets across nine fund strategies.

The company also today announced that Oliver R. Sockwell has retired from the Donnelley Financial Board, effective Oct. 8, 2018. Following Mr. Sockwell’s retirement and Ms. Ellis’ appointment, the board will continue to be composed of eight directors, seven of whom are independent.

Crandall continued, “On behalf of the entire board of directors, we thank Oliver for his contributions and wish him well.”

The company also today announced that on Oct. 11, 2018 the board of directors voted to grant a two-year waiver of the retirement age policy for its chairman, Richard L. Crandall. The board of directors concluded that Crandall’s experience, skill set and active engagement are critical during this important period for the company. Crandall will stand for election at the company’s 2019 annual meeting.

About Juliet S. Ellis

Ellis is currently the chief investment officer of US Growth Equities for Invesco, Inc. where she is responsible for overseeing the allocation and management of over $30 billion in assets across nine fund strategies. Previously, Ellis served as managing director with JPMorgan Fleming Asset Management, where she was responsible for the management of mutual funds, sub-advised portfolios and institutional separate account portfolios. Ellis began her career as a financial consultant at Merrill Lynch in Houston. Throughout her career, she has demonstrated her ability to analyze complex, disparate information and form consolidated, cogent solutions. Ellis earned a bachelor’s degree in economics and political science, cum laude, from Indiana University, where she was a member of Phi Beta Kappa. She is a Chartered Financial Analyst® (CFA) charterholder.

About Donnelley Financial Solutions

With the right solutions in moments that matter, Donnelley Financial Solutions (NYSE: DFIN) delivers risk and compliance solutions that fuse deep industry experience, unparalleled service, and elegant technologies to provide our clients with insights that power their decisions and shape global markets. The company has 3,100 employees in 59 locations across 17 countries, serving thousands of clients globally. For more information about Donnelley Financial Solutions, visit www.dfsco.com.

Contacts

Donnelley Financial Solutions

Media Contact:

Erin Burke

631 239 6903

eburke@Stantonprm.com

or

Investor Contact:

Sloan Bohlen

Solebury Communications Group

investors@dfsco.com